Exhibit 99.1

Hansen Medical Announces Closing of Equity Financing

Company Receives $39 Million of Initial Funds

MOUNTAIN VIEW, CA. – August 8, 2013 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics, today announced that it has closed the private placement announced on July 31, 2013, through which approximately 28.5 million shares of the Company’s common stock were purchased by Oracle Investment Management, leading medical device executive Jack W. Schuler, certain members of the Company’s Board of Directors, and other existing and new shareholders, including several former healthcare executives. Gross proceeds of the private placement of the shares totaled approximately $35 million, which will be used to support Hansen Medical’s efforts to commercialize the MagellanTM Robotic System, drive further adoption of the Sensei® Robotic System and strengthen operations across the Company.

As previously announced, Hansen Medical also issued warrants exercisable for approximately 34 million shares of the Company’s common stock to such investors, with a purchase price of $0.125 for each warrant, totaling an additional $4 million of proceeds. Total gross proceeds to the Company from the sale of common stock and warrants equaled approximately $39 million. The warrants, if exercised, could yield the Company additional proceeds of up to $54 million, bringing the total investment to approximately $93 million. All warrants have a two year term and are not transferable. Under the terms of the agreement, each investor has agreed to a lockup such that they will not buy (other than through exercise of the warrants) or sell any shares of common stock for a one year period following the closing date.

As previously announced, today the Company’s Board of Directors increased the number of directors of the Company from nine to ten persons, and appointed Mr. Schuler to the Company’s Board of Directors. The appointment of Mr. Schuler was provided as part of the private placement.

The securities offered have not been registered under the Securities Exchange Act of 1933, as amended, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements.

Piper Jaffray served as exclusive placement agent in connection with the private placement.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events including the closing of the transaction. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of our products in the electrophysiology and vascular markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei, Artisan, Artisan Extend and Lynx are registered trademarks, and Magellan is a trademark of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

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